UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 5, 2012
________________________
EMC CORPORATION
(Exact name of registrant as specified in its charter)

Massachusetts	1-9853	04-2680009
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

176 South Street Hopkinton, Massachusetts (Address of principal executive offices)		01748 (Zip Code)
Registrant's telephone number, including are code: (508) 435-1000

N/A
(Former Name or Former Address, if changed since last report)
________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 5, 2012, the Leadership and Compensation Committee of the Board of Directors (the “Committee”) of EMC Corporation (“EMC”) approved the grant of performance restricted stock units with an economic value of $8 million to Joseph M. Tucci, EMC's Chairman and Chief Executive Officer. The performance restricted stock units will vest only in the event that certain performance targets, including targets relating to total shareholder return, revenue and other metrics, approved by the Committee have been met for the calendar years 2013 and 2014. The Committee expects to determine whether the performance targets have been met, in full or in part, in February 2015. If such targets are met, the performance restricted stock units will vest in February 2015. EMC will provide more information about the performance targets in its Proxy Statement for the 2013 Annual Meeting of Shareholders.

On September 5, 2012, EMC entered into an amendment to the employment arrangement with Mr. Tucci. Under the arrangement, Mr. Tucci will remain at EMC through at least February 2015. The Board anticipates that at some time prior to such date, Mr. Tucci will fully transfer his role as CEO to a successor and become solely Chairman of EMC and Chairman of VMware, Inc.

The foregoing description is qualified in all respects by reference to the amendment to the employment arrangement, which is attached as Exhibit 99.1 hereto and incorporated herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1	Amendment No. 5 to Employment Arrangement with Joseph M. Tucci

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMC CORPORATION

By:	/s/ Paul T. Dacier
Paul T. Dacier
Executive Vice President and
General Counsel

Date:    September 6, 2012

EXHIBIT INDEX

Exhibit No.	Description
99.1	Amendment No. 5 to Employment Arrangement with Joseph M. Tucci